UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 9, 2006

Date of Report (Date of earliest event reported)

Emergency Filtration Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Cassia Way, Suite A115, Henderson, Nevada	89014
(Address of principal executive offices)	(Zip Code)

(702) 558-5164

Registrant's telephone number, including area code

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 9, 2006, Emergency Filtration Products, Inc. (the “Company”) announced the appointment of William Rueckert as a director of the Company.  There is no arrangement or understanding between Mr. Rueckert and any other persons pursuant to which Mr. Rueckert was selected as a director.  Mr. Rueckert will serve as a director until the next annual meeting of shareholders.  The Company’s board of director has not yet made any committee assignments for Mr. Rueckert.

Mr. Rueckert is currently the managing member of Oyster Financial Partners, L.P., a hedge fund investing exclusively in domestic community banks.  Since 1990, he is also the President of Rosow & Company, Inc. and International Golf Group, Inc., private companies with interests in resort, real estate development and project management.  From 1988 to 1990, Mr. Rueckert served as Treasurer of Moore & Munger, Inc., a private holding company with interests in oil and gas, resort and real estate development.  From 1981-1988, he was President, CEO and Chairman of the Board of Directors of United States Oil Company, Inc., a NASDAQ listed oil and gas exploration company.  From 1978-1981, Mr. Rueckert served as Assistant to the Senior Credit Officer of Brown Brothers Harriman & Co.

Since 2005, Mr. Rueckert has served as a director for Glycotex, Inc., a closely-held bio-pharmaceutical company based in Washington, D.C.  Previously, he has held director positions with Westport Bancorp, Inc., a public community bank located in Westport, Connecticut (1992-1996) and Hudson United Bancorp, Inc., a public regional bank located in Mahwah, New Jersey (1996-1999).   He also has extensive experience as an officer and director of numerous non-profit and charitable organizations, including the Cleveland H. Dodge Foundation, Teachers College, Columbia University, and International House, a residence in New York City for 750 graduate students from over 100 countries.

The full text of the press release announcing the Mr. Rueckert’s appointment is attached to this filing as an exhibit.

Item 9.01 Financial Statements and Exhibits

Exhibit 99

Press release dated November 9, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: November 9, 2006

Emergency Filtration Products, Inc.

By:  /S/ Douglas K. Beplate

Douglas K. Beplate, President